Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter
Nuveen Preferred Income Opportunities Fund, formerly known as Nuveen Multi-Strategy Income and Growth Fund
333- 102903
811-21293


On March 8, 2012, the Board of Trustees of the above-referenced Fund approved an amendment to the Declaration of Trust of the Fund to change the name. Such Amendment was filed with the Commonwealth of Massachusetts, became effective April 2, 2012 and is attached hereto as Exhibit A.

On January 23, 2012, the advisory agreement between the Adviser
( Nuveen Fund Advisors, Inc. n/k/a Nuveen Fund Advisors, LLC , formerly called Nuveen Asset Management) and the Fund, was amended. Such Agreement is attached as Exhibit B.

In addition, on January 23, 2012, a new sub-advisory agreement was entered into between the Adviser and Nuveen Asset Management, LLC. Such Agreement is attached as Exhibit C.

Also, on January 23, 2012, a new sub-advisory agreement was entered into between the Adviser and NWQ Investment Management Company,
LLC.  Such Agreement is attached as Exhibit D.